From:   Metro-Tel Corp.
        250 S. Milpitas Blvd.
        Milpitas, CA 95035

        V.J. Indelicato    (813) 814-0722
             Fax           (813) 814-0822

                                                           FOR IMMEDIATE RELEASE

Metro-Tel Corp. Signs Memorandum Of
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Intent with Steiner Atlantic Corp.
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Milpitas, CA May 15, 1998 - Metro Tel Corp. (Nasdaq: MTRO), announced today that it has entered into a Memorandum of Intent with Steiner Atlantic Corp., a privately held corporation located in Miami, Fl, calling for the merger of Steiner Atlantic Corp. with Metro Tel Corp. The merger contemplates a "pooling of interest" transaction under which Metro Tel Corp. will issue shares of its common stock to the shareholders of Steiner Atlantic Corp., as a result of which, Steiner Atlantic Corp. stockholders will own approximately 70% of the combined company. At the conclusion of the transaction, it is anticipated that Metro Tel Corp. will change its name to Aero-Tech Corporation.

Steiner Atlantic Corp., which is a distributor of industrial laundry and dry cleaning equipment and allied products serving the southeast United States and Latin American markets, is operating profitably and had 1997 revenues of approximately $14 million.

On a pro-forma basis the combined company would have shown revenues of approximately $18 million for the year ended December 31, 1997 and adjusted earnings of approximately $800,000.

Michael Steiner, president of Steiner Atlantic Corp., will become president of the combined company and Venerando J. Indelicato, president of Metro Tel Corp., will become Chief Financial Officer. Both executives view the merger as the basis for building a much larger enterprise.

The investment banking firm of Slusser Associates acted as an advisor to Metro Tel Corp.

The transaction is subject to, among other things, entering into a definitive agreement, approval of both boards of directors and the approval of the shareholders of both companies.

The merger is expected to be completed by October 31, 1998.